GlaxoSmithKline plc S-8

Exhibit 4.5

AMENDMENT NO. 3

TO THE

GSK 401(k) PLAN

(Effective April 1, 2017)

Pursuant to resolutions of the Board of Managers of GlaxoSmithKline LLC approved on ____________ __, 2019, the GSK 401(k) Plan (the “Plan”) is amended as follows, effective as of June 21, 2019:

1.            Section 6.3.1 is hereby amended in its entirety to read as follows:

“6.3.1. Amount of Hardship Withdrawal. If the Accounts available for regular withdrawal pursuant to Section 6.1 have been exhausted, a Participant who is an Employee may withdraw amounts credited to his Pre-Tax Contribution Account, as well as any pre-tax contributions credited to his Puerto Rico Employee Account (including any earnings thereon), and after such contributions are exhausted, amounts credited to his Roth Contribution Account, less any amounts previously withdrawn from any such accounts, by submitting his request (in accordance with the notice provisions of Section 11.12) to the Company within such period of time as may be designated by the Committee and pursuant to the rules set forth in this Section 6.3.”

2.            Section 6.3.4.2 is hereby amended in its entirety to read as follows:

“6.3.4.2. The Participant has obtained all distributions currently permissible (other than hardship distributions); and the Participant represents that the need cannot be relieved through reimbursement or compensation by insurance or otherwise; by reasonable liquidation of the Participant’s assets and/or borrowing from commercial sources on reasonable commercial terms (to the extent that such liquidation or loan would not itself cause an immediate and heavy financial need) or by cessation of Pre-Tax Contributions and Roth Contributions under the Plan; and the Committee determines that it is reasonable under all of the facts and circumstances to rely on such representation. ”

3.            Section 6.3.5 is hereby deleted in its entirety and its provisions shall cease to apply with respect to all Participants effective immediately.

Executed this ___ day of _____________, 2019.

GLAXOSMITHKLINE LLC

By: